EXHIBIT 5.1

                                     February 18, 2000

Streicher Mobile Fueling, Inc.
2720 NW 55th Court
Fort Lauderdale, Florida 33309

Ladies and Gentlemen:

         We have acted as counsel to Streicher Mobile Fueling, Inc., a Florida corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-3 (the "Registration Statement") covering the sale of 30,000 shares (the "Shares") of the Company's common stock, $.01 par value, to be sold by the stockholder listed in the Registration Statement (the "Selling Stockholder").

         It is our opinion that the Shares, when sold by the Selling Stockholder in the manner referred to in the Registration Statement under the caption "Plan of Distribution," will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the above referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Very truly yours,

                                                     /s/ Greenberg Traurig, P.A.

                                                     GREENBERG TRAURIG, P.A.